Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Third Quarter 2020 Results

•Mutually terminated $420 million acquisition of Asco in September 2020
•Repaid ~$430 million of term loans in Q3 associated with the 2018 credit facility
•Raised $900 million of first lien senior secured debt and terminated 2018 credit facility on October 5, 2020
•Closed acquisition of select assets of Bombardier aerostructures on October 30, 2020 for cash consideration to sellers of $275 million, down from $500 million
•Ended Q3 with a cash balance of $1.4 billion; Taking into account the $900 million capital raise less the payment of $275 million for the Bombardier acquisition, our adjusted Q3 cash balance would have been $2.0 billion

Wichita, Kan., November 3, 2020 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] (“Spirit” or the “Company”) reported third quarter 2020 financial results.

Table 1. Summary Financial Results (unaudited)
	3rd Quarter			Nine Months
($ in millions, except per share data)	2020	2019	Change	2020	2019	Change
Revenues	$806	$1,920	(58%)	$2,528	$5,904	(57%)
Operating (Loss) Income	($177)	$206	**	($711)	$665	**
Operating (Loss) Income as a % of Revenues	(21.9%)	10.7%	**	(28.1%)	11.3%	**
Net (Loss) Income	($156)	$131	**	($574)	$462	**
Net (Loss) Income as a % of Revenues	(19.3%)	6.8%	**	(22.7%)	7.8%	**
(Loss) Earnings Per Share (Fully Diluted)	($1.50)	$1.26	**	($5.53)	$4.41	**
Adjusted (loss) Earnings Per Share (Fully Diluted)*	($1.34)	$1.38	**	($4.45)	$4.76	**
Fully Diluted Weighted Avg Share Count	103.9	104.6		103.8	104.8
** Represents an amount equal to or in excess of 100% or not meaningful.

“We have made substantial progress on stabilizing our liquidity position and driving cost reduction actions to align with lower levels of production resulting from the MAX grounding and COVID-19 pandemic,” said Tom Gentile, Spirit AeroSystems President and Chief Executive Officer. “Our recent capital raise of $900 million, the mutual termination of the Asco acquisition and the significant purchase price reduction on the Bombardier acquisition improves our cash position and enhances our ability to address future challenges. The Bombardier acquisition also accelerates our strategic transformation by securing a significant amount of Airbus work,
* Non-GAAP financial measure, see Appendix for reconciliation boosting our aftermarket business, and enhancing our competitiveness with the addition of low-cost operations in Morocco.”
Bombardier Acquisition
On October 30, 2020, the Company closed the acquisition of select Bombardier assets. Prior to the closing, on October 26, 2020, Spirit, Bombardier, Inc. and certain of their affiliates entered into an amendment to the purchase agreement that reduced the net proceeds purchase price payable to the sellers from $500 million to $275 million. As of September 30, 2020, the net pension liabilities of the Shorts Brothers plc pension scheme assumed were approximately $300 million, which is expected to be reduced after payment of a special contribution of £100 million (approximately $130 million) upon the one year anniversary of closing. Additionally, Spirit will assume liabilities under a repayable investment agreement with the Department for Business, Energy and Industrial Strategy of the Government of the United Kingdom of approximately $290 million, measured as of September 30, 2020. The total enterprise valuation, including the cash purchase price and assumed liabilities is $865 million, subject to any required purchase accounting adjustments. Prior to the amendment, the total enterprise valuation was $1,090 million.
Revenue
Spirit’s third quarter of 2020 revenue was $806 million, down from the same period of 2019, primarily due to the significantly lower 737 MAX production resulting from the grounding of the program and the impacts of COVID-19. Deliveries decreased to 206 shipsets during the third quarter of 2020 compared to 437 shipsets in the same period of 2019, including Boeing 737 MAX deliveries of 15 shipsets compared to 154 shipsets in the same period of the prior year.
Spirit’s backlog at the end of the third quarter of 2020 was approximately $40 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating loss for the third quarter of 2020 was $(177) million, down compared to operating income of $206 million in the same period of 2019. Included in the 2020 operating loss were excess capacity costs of $72.6 million, forward loss charges of $(128.4) million, primarily driven by the lower production rates announced by Boeing and Airbus on the 787 and A350 programs, and restructuring expenses of $19.5 million for cost-alignment and headcount reductions. In comparison, during the third quarter of 2019, Spirit recorded $(28.8) million of net forward loss charges.
* Non-GAAP financial measure, see Appendix for reconciliation

Third quarter EPS was $(1.50), compared to $1.26 in the same period of 2019. Third quarter 2020 adjusted EPS* was $(1.34), excluding the impacts from the Bombardier acquisition and now-terminated Asco acquisition, restructuring costs and the voluntary retirement program ("VRP") offered during the first quarter of 2020, compared to $1.38 in the same period of 2019, adjusted to exclude the impact of the Asco acquisition and the VRP offered during the second quarter of 2019. (Table 1)
Cash
Cash from operations in the third quarter of 2020 was $(53) million, down from $255 million in the same quarter last year, primarily due to negative impacts of working capital requirements and significantly lower production deliveries, partially offset by favorable cash tax. Additionally, cash from operations in the third quarter of 2019 included a $123 million cash advance received as part of the Memorandum of Agreement reached with Boeing in April 2019. Free cash flow* in the third quarter of 2020 was $(72) million, down compared to $214 million in the same period of 2019. Cash balance at the end of the quarter was $1.4 billion. (Table 2)
Cash from operations in the third quarter of 2020 improved compared to $(228) million in the second quarter of 2020. Additionally, free cash flow* in the third quarter of 2020 improved compared to $(249) million in the second quarter of 2020. These quarter-over-quarter improvements were due to the benefits of the cost reduction actions taken throughout the year, decreases in working capital requirements, and favorable cash tax.
On October 5, 2020 Spirit raised $900 million of first lien senior secured debt, including a $400 million senior secured term loan B credit facility and $500 million of 5.500% senior secured first lien notes due 2025. In connection with closing of the term loan and notes offering, Spirit terminated its existing 2018 credit facility, including the revolver. Spirit plans to use the net proceeds for general corporate purposes. The $900 million of senior secured debt is not included in the third quarter 2020 ending cash or debt balances because the funds were not received until after the quarter end date. Repayment of the term loans under the now-terminated 2018 credit facility was completed prior to the end of the third quarter (however, the facility was not terminated until October 5, 2020).
* Non-GAAP financial measure, see Appendix for reconciliation

Table 2. Cash Flow and Liquidity (unaudited)
	3rd Quarter			Nine Months
($ in millions)	2020	2019	Change	2020	2019	Change
Cash from Operations	($53)	$255	**	($613)	$719	**
Purchases of Property, Plant & Equipment	($19)	($41)	(53%)	($70)	($119)	(41%)
Free Cash Flow*	($72)	$214	**	($683)	$600	**

Liquidity				October 1, 2020	December 31, 2019
Cash				$1,441	$2,351
Total Debt				$2,995	$3,034
** Represents an amount equal to or in excess of 100% or not meaningful.

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the third quarter of 2020 decreased 58 percent from the same period last year to $421 million, primarily due to lower production volumes on the Boeing 737, 787 and Airbus A350 programs. Operating margin for the third quarter of 2020 decreased to (23.0) percent, compared to 10.5 percent during the same period of 2019. This decrease was primarily due to forward losses recognized on the Boeing 787 and Airbus A350 programs as well as lower profit recognized on the Boeing 737 program due to excess capacity costs of $42.0 million with significantly less deliveries, and restructuring expenses of $6.6 million for cost-alignment and headcount reductions. In the third quarter of 2020, the segment recorded pretax $8.8 million of favorable cumulative catch-up adjustments and $(92.0) million of net forward losses. In the third quarter of 2019, the segment recorded pretax $(14.4) million of unfavorable cumulative catch-up adjustments and $(18.8) million of net forward losses.
Propulsion Systems
Propulsion Systems segment revenue in the third quarter of 2020 decreased 67 percent from the same period last year to $171 million, primarily due to lower production volumes on the Boeing 737 program. Operating margin for the third quarter of 2020 decreased to (9.1) percent, compared to 21.4 percent during the same period of 2019, primarily due to lower margin recognized on the Boeing 737 program due to excess capacity costs of $17.5 million with significantly less deliveries and restructuring expenses of $3.8 million for cost-alignment and headcount reductions. In the third quarter of 2020, the segment recorded pretax $(4.6) million of unfavorable cumulative catch-up adjustments and $(14.9) million of net forward losses. In the third quarter of 2019, the segment recorded pretax $1.8 million of favorable cumulative catch-up adjustments and $(4.0) million of net forward losses.
* Non-GAAP financial measure, see Appendix for reconciliation

Wing Systems
Wing Systems segment revenue in the third quarter of 2020 decreased 57 percent from the same period last year to $168 million, primarily due to lower production volumes on the Boeing 737 and Airbus A320 and A350 programs. Operating margin for the third quarter of 2020 decreased to (13.8) percent, compared to 13.8 percent during the same period of 2019, primarily due to forward losses recognized on the Boeing 787 and Airbus A350 programs as well as lower margin recognized on the Boeing 737 program due to excess capacity costs of $13.1 million with significantly less deliveries and restructuring expenses of $9.1 million for cost-alignment and headcount reductions. In the third quarter of 2020, the segment recorded pretax $0.4 million of favorable cumulative catch-up adjustments and $(21.5) million of net forward losses. In the third quarter of 2019, the segment recorded pretax $(0.4) million of unfavorable cumulative catch-up adjustments and $(6.0) million of net forward losses.

Table 4. Segment Reporting (unaudited)
	3rd Quarter			Nine Months
($ in millions)	2020	2019	Change	2020	2019	Change

Segment Revenues
Fuselage Systems	$421.1	$1,005.3	(58.1%)	$1,299.7	$3,171.7	(59.0%)
Propulsion Systems	170.8	520.9	(67.2%)	565.6	1,525.5	(62.9%)
Wing Systems	168.3	391.0	(57.0%)	582.2	1,197.4	(51.4%)
All Other	46.1	2.7	**	80.7	9.2	**
Total Segment Revenues	$806.3	$1,919.9	(58.0%)	$2,528.2	$5,903.8	(57.2%)

Segment (Loss) Earnings from Operations
Fuselage Systems	($96.7)	$105.8	**	($434.6)	$380.5	**
Propulsion Systems	(15.6)	111.7	**	(38.2)	304.9	**
Wing Systems	(23.2)	53.9	**	(52.1)	177.1	**
All Other	19.1	1.3	**	28.9	2.5	**
Total Segment Operating (Loss) Earnings	($116.4)	$272.7	**	($496.0)	$865.0	**

Unallocated Expense
SG&A	($52.8)	($53.6)	1.5%	($179.2)	($173.6)	(3.2%)
Research & Development	(7.5)	(12.6)	40.5%	(28.1)	(36.0)	21.9%
Cost of Sales	(0.2)	(0.4)	50.0%	(8.1)	9.7	**
Total (Loss) Earnings from Operations	($176.9)	$206.1	**	($711.4)	$665.1	**

Segment Operating (Loss) Earnings as % of Revenues
Fuselage Systems	(23.0%)	10.5%	**	(33.4%)	12.0%	**
Propulsion Systems	(9.1%)	21.4%	**	(6.8%)	20.0%	**
Wing Systems	(13.8%)	13.8%	**	(8.9%)	14.8%	**
All Other	41.4%	**	**	35.8%	27.2%	**
Total Segment Operating (Loss) Earnings as % of Revenues	(14.4%)	14.2%	**	(19.6%)	14.7%	**

Total Operating (Loss) Earnings as % of Revenues	(21.9%)	10.7%	**	(28.1%)	11.3%	**
** Represents an amount equal to or in excess of 100% or not meaningful.
Contact information:
Investor Relations: Ryan Avey or Aaron Hunt (316) 523-7040
Media: Molly Edwards (316) 523-2479
On the web: http://www.spiritaero.com
* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.
Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:
1)the timing and conditions surrounding the return to service of the B737 MAX, future demand for the aircraft, and any residual impacts of the grounding on production rates for the aircraft;
2)our reliance on Boeing for a significant portion of our revenues;
3)our ability to continue to grow our business and execute our growth strategy including our ability to enter into profitable supply arrangements with additional customers;
4)the business condition and liquidity of Boeing, Airbus and other customers and their ability to satisfy their contractual obligations to the Company;
5)demand for our products and services and the effect of economic or geopolitical conditions, or other events, such as pandemics, in the industries and markets in which we operate in the U.S. and globally;
6)the impact of the COVID-19 pandemic on our business and operations, including on the demand for our and our customers’ products and services, on trade and transport restrictions, on the global aerospace supply chain, on our ability to retain the skilled work force necessary for production and development and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations;
7)the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment;
8)our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
9)our ability and our suppliers’ ability to accommodate, and the cost of accommodating, changes in the build rates of certain aircraft;
10)competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
11)our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;
12)our ability to effectively assess, manage, and integrate the acquisition of select assets of Bombardier along with other acquisitions that we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
13)the possibility that our cash flows may not be adequate for our additional capital needs;
14)our ability to avoid or recover from cyber-based or other security attacks and other operations disruptions;
15)legislative or regulatory actions, both domestic and foreign, impacting our operations;
16)the effect of changes in tax laws and rates including as a result of the 2020 U.S. presidential election and our ability to accurately calculate and estimate the effect of such changes;
17)any reduction in our credit ratings;
18)our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components;
19)our ability to recruit and retain a critical mass of highly skilled employees;
20)our relationships with the unions representing many of our employees, including our ability to avoid labor disputes and work stoppages with respect to our union employees;
21)spending by the U.S. and other governments on defense;
22)pension plan assumptions and future contributions;
23)the effectiveness of our internal control over financial reporting; and any difficulties or delays that could affect the Company’s ability to effectively implement the remediation plan, in whole or in part, to address the material weakness identified in the Company’s internal control over financial reporting, as described in Item 9A. “Controls and Procedures” of the Annual Report on Form 10-K for the year ended December 31, 2019;
24)the outcome or impact of ongoing or future litigation, claims, and regulatory actions, including our exposure to potential product liability and warranty claims;
25)our ability to continue selling certain receivables through our supplier financing programs;
26)our ability to access the capital markets to fund our liquidity needs, and the costs and terms of any additional financing;
27)any regulatory or legal action arising from the review of our accounting processes;
28)potential impacts on the Company and the jurisdictions it operates relating to the 2020 U.S. presidential election, including potential changes to the Department of Defense budgets and spending; and
29)the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes (including recent contemplated actions by the World Trade Organization and any retaliatory actions from other jurisdictions), trade restrictions, compliance with foreign laws, and domestic and foreign government policies.

* Non-GAAP financial measure, see Appendix for reconciliation

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	3rd Quarter		Nine Months
	2020	2019	2020	2019
B737	15	154	52	453
B747	1	2	4	5
B767	9	9	20	25
B777	14	15	30	44
B787	30	40	92	124
Total Boeing	69	220	198	651

A220	9	8	32	26
A320 Family	108	160	365	510
A330	4	9	17	27
A350	12	23	51	81
A380	—	—	—	1
Total Airbus	133	200	465	645

Business/Regional Jet	4	17	26	43

Total	206	437	689	1,339

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 1, 2020	September 26, 2019	October 1, 2020	September 26, 2019
	($ in millions, except per share data)
Revenue	$806.3	$1,919.9	$2,528.2	$5,903.8
Operating costs and expenses:
Cost of sales	903.4	1,647.6	2,941.0	5,029.1
Selling, general and administrative	52.8	53.6	179.2	173.6
Restructuring costs	19.5	—	68.4	—
Research and development	7.5	12.6	28.1	36.0
Loss on disposal of assets	—	—	22.9	—
Total operating costs and expenses	983.2	1,713.8	3,239.6	5,238.7
Operating (loss) income	(176.9)	206.1	(711.4)	665.1
Interest expense and financing fee amortization	(53.0)	(23.6)	(133.8)	(66.1)
Other (expense) income, net	(10.0)	(9.5)	(65.4)	(11.9)
(Loss) income before income taxes and equity in net (loss) income of affiliate	(239.9)	173.0	(910.6)	587.1
Income tax benefit (provision)	85.2	(41.7)	340.0	(124.7)
(Loss) income before equity in net (loss) income of affiliate	(154.7)	131.3	(570.6)	462.4
Equity in net loss of affiliate	(0.8)	—	(3.8)	—
Net (loss) income	($155.5)	$131.3	($574.4)	$462.4

(Loss) Earnings per share
Basic	($1.50)	$1.27	($5.53)	$4.46
Shares	103.9	103.5	103.8	103.6

Diluted	($1.50)	$1.26	($5.53)	$4.41
Shares	103.9	104.6	103.8	104.8

Dividends declared per common share	$0.01	$0.12	$0.03	$0.36

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	October 1, 2020	December 31, 2019
	($ in millions)
Assets
Cash and cash equivalents	$1,441.3	$2,350.5
Restricted cash	1.3	0.3
Accounts receivable, net	388.8	546.4
Contract assets, short-term	333.6	528.3
Inventory, net	1,183.3	1,118.8
Other current assets	259.6	98.7
Total current assets	3,607.9	4,643.0
Property, plant and equipment, net	2,147.4	2,271.7
Intangible assets, net	29.5	1.2
Goodwill	78.4	2.4
Right of use assets	44.4	48.9
Contract assets, long-term	4.1	6.4
Pension assets	404.2	449.1
Deferred income taxes	136.7	106.5
Other assets	151.8	76.8
Total assets	$6,604.4	$7,606.0
Liabilities
Accounts payable	$483.1	$1,058.3
Accrued expenses	289.8	240.2
Profit sharing	38.1	84.5
Current portion of long-term debt	335.5	50.2
Operating lease liabilities, short-term	5.5	6.0
Advance payments, short-term	20.1	21.6
Contract liabilities, short-term	100.9	158.3
Forward loss provision, short-term	169.9	83.9
Deferred revenue and other deferred credits, short-term	15.7	14.8
Other current liabilities	37.7	42.9
Total current liabilities	1,496.3	1,760.7
Long-term debt	2,659.0	2,984.1
Operating lease liabilities, long-term	39.1	43.0
Advance payments, long-term	325.0	333.3
Pension/OPEB obligation	47.0	35.7
Contract Liabilities, long-term	371.7	356.3
Forward loss provision, long-term	303.8	163.5
Deferred revenue and other deferred credits, long-term	33.6	34.4
Deferred grant income liability — non-current	27.4	29.0
Deferred income taxes	10.0	8.3
Other non-current liabilities	119.5	95.8
Stockholders’ Equity
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 105,660,882 and 104,882,379 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	1,133.2	1,125.0
Accumulated other comprehensive loss	(129.6)	(109.2)
Retained earnings	2,623.5	3,201.3
Treasury stock, at cost (41,523,470 shares each period, respectively)	(2,456.7)	(2,456.8)
Total stockholders' equity	1,171.5	1,761.4
Noncontrolling interest	0.5	0.5
Total equity	1,172.0	1,761.9
Total liabilities and equity	$6,604.4	$7,606.0

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended
	October 1, 2020	September 26, 2019
Operating activities	($ in millions)
Net (loss) income	($574.4)	$462.4
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization expense	202.5	187.0
Amortization of deferred financing fees	12.6	2.6
Accretion of customer supply agreement	1.6	3.3
Employee stock compensation expense	17.1	22.6
Loss from derivative instruments	—	8.1
(Gain) loss from foreign currency transactions	(1.1)	17.2
Loss on disposition of assets	24.9	0.7
Deferred taxes	(34.3)	29.4
Pension and other post-retirement benefits, net	57.2	(9.7)
Grant income	(3.2)	(13.8)
Equity in net loss of affiliate	3.8	—
Forward loss provision	226.3	(7.5)
Changes in assets and liabilities
Accounts receivable, net	169.3	(167.8)
Contract assets	200.4	(67.5)
Inventory, net	(66.1)	(3.3)
Accounts payable and accrued liabilities	(530.6)	149.3
Profit sharing/deferred compensation	(46.2)	(12.2)
Advance payments	(19.9)	120.8
Income taxes receivable/payable	(252.6)	4.9
Contract liabilities	(44.1)	(16.7)
Deferred revenue and other deferred credits	2.0	6.2
Other	42.0	2.6
Net cash (used in) provided by operating activities	($612.8)	$718.6
Investing activities
Purchase of property, plant and equipment	(70.4)	(118.8)
Other	4.9	0.1
Acquisition, net of cash acquired	(117.9)	—
Net cash used in investing activities	($183.4)	($118.7)
Financing activities
Proceeds from issuance of debt	—	250.0
Proceeds from issuance of bonds	1,200.0	—
Proceeds from revolving credit facility	—	100.0
Payment on revolving credit facility	(800.0)	(100.0)
Customer financing	10.0	—
Principal payments of debt	(22.7)	(8.5)
Payments on term loans	(439.7)	(5.2)
Taxes paid related to net share settlement awards	(14.0)	(12.1)
Proceeds from issuance of ESPP stock	2.6	1.3
Debt issuance and financing costs	(27.6)	—
Executive stock investments	0.1	—
Purchase of treasury stock	0.1	(75.0)
Dividends paid	(14.4)	(37.8)
Other	—	0.8
Net cash (used in) provided by financing activities	($105.6)	$113.5
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(3.3)	(13.5)
Net (decrease) increase in cash, cash equivalents, and restricted cash	($905.1)	$699.9
Cash, cash equivalents, and restricted cash, beginning of the period	2,367.2	794.1
Cash, cash equivalents, and restricted cash, end of the period	$1,462.1	$1,494.0

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	October 1, 2020	September 26, 2019
Cash and cash equivalents, beginning of the period	$2,350.5	$773.6
Restricted cash, short-term, beginning of the period	0.3	0.3
Restricted cash, long-term, beginning of the period	16.4	20.2
Cash, cash equivalents, and restricted cash, beginning of the period	$2,367.2	$794.1

Cash and cash equivalents, end of the period	$1,441.3	$1,477.3
Restricted cash, short-term, end of the period	1.3	0.3
Restricted cash, long-term, end of the period	19.5	16.4
Cash, cash equivalents, and restricted cash, end of the period	$1,462.1	$1,494.0
* Non-GAAP financial measure, see Appendix for reconciliation

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share and (ii) free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash from operating activities (generally referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	3rd Quarter				Nine Months
	2020		2019		2020		2019
GAAP Diluted (Loss) Earnings Per Share	($1.50)		$1.26		($5.53)		$4.41
Costs Related to Planned Acquisitions	0.02	a	0.16	b	0.15	a	0.28	c
Restructuring Costs	0.12	d	—		0.41	d	—
Voluntary Retirement Program	0.02	e	(0.04)	f	0.52	e	0.07	f
Adjusted Diluted (Loss) Earnings Per Share	($1.34)		$1.38		($4.45)		$4.76

Diluted Shares (in millions)	103.9		104.6		103.8		104.8

a Represents the three and nine months ended Q3 2020 transaction costs (included in SG&A)

b Represents the three months ended Q3 2019 Asco acquisition impact of $0.16 per share:
- Loss related to foreign currency fluctuation on Euro account of $0.14 (included in Other expense)
- Transaction costs of $0.02 (included in SG&A)

c Represents the nine months ended Q3 2019 Asco acquisition impact of $0.28 per share:
- Loss related to foreign currency forward contract of $0.13 (included in Other expense)
- Loss related to foreign currency fluctuation on Euro account of $0.09 (included in Other expense)
- Transaction costs of $0.06 (included in SG&A)
d Represents the three and nine months ended Q3 2020 restructuring expenses for cost-alignment and headcount reductions (included in Restructuring costs)
e Represents the three and nine months ended Q3 2020 retirement incentive expenses resulting from the VRP offered during the first quarter of 2020 (included in Other expense)
f Represents the three and nine months ended Q3 2019 retirement incentive expenses resulting from the VRP offered during the second quarter of 2019 (included in Other expense)

Free Cash Flow
($ in millions)

	2nd Quarter	3rd Quarter		Nine Months
	2020	2020	2019	2020	2019
Cash from Operations	($228)	($53)	$255	($613)	$719
Capital Expenditures	(20)	(19)	(41)	(70)	(119)
Free Cash Flow	($249)	($72)	$214	($683)	$600

* Non-GAAP financial measure, see Appendix for reconciliation